Exhibit 10.4

DANAHER CORPORATION

2007 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Danaher Corporation 2007 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement (the “Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

Name:

Participant ID:

The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant	_______________________________________________

Exercise Price per Share	$______________________________________________

Total Number of Shares Granted	_______________________________________________

Type of Option	Nonstatutory Stock Option

Expiration Date	Tenth anniversary of Date of Grant

Vesting Schedule:

Time-Based Vesting Criteria	The time-based vesting criteria will be satisfied with respect to ____% of the Options on each of the _____________ anniversaries of the Date of Grant.

Performance Objective:	None

II.	AGREEMENT

1. Grant of Option. The Company hereby grants to the Optionee named in this Notice of Stock Option Grant (the “Optionee”), an option (the “Option”) to purchase the number of shares (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by reference. Except as set forth in Section 2(c) below, in the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

2. Vesting.

(a) Vesting Schedule. Except as may otherwise be set forth in this Agreement or in the Plan, Options awarded to an Optionee shall not vest until the Optionee (i) satisfies the performance-based vesting criteria (“Performance Objective”), if any, applicable to such Options and (ii) continues to be actively employed with the Company or an Eligible Subsidiary for the periods required to satisfy the time-based vesting criteria (“Time-Based Vesting Criteria”) applicable to such Options. The Performance Objective and Time-Based Vesting Criteria applicable to an Option are collectively referred to as “Vesting Conditions,” and the earliest date upon which all Vesting Conditions are satisfied is referred to as the “Vesting Date.” The Vesting Conditions for an Option received by an Optionee shall be established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (or by one or more members of Company management, if such power has been delegated in accordance with the Plan and applicable law) and reflected in the account maintained for the Optionee by an external third party administrator of the Option awards. Further, during any approved leave of absence (and without limiting the application of any other rules governing leaves of absence that the Committee may approve from time to time pursuant to the Plan), to the extent permitted by applicable law the Committee shall have discretion to provide that the vesting of the Options shall be frozen as of the first day of the leave and shall not resume until and unless the Optionee returns to active employment prior to the Expiration Date of the Options.

(b) Performance Objective. The Committee shall determine whether the Performance Objective applicable to an Option has been met, and such determination shall be final and conclusive. Until the Committee has made such a determination, the Performance Objective may not be considered to have been satisfied. Notwithstanding any determination by the Committee that the Performance Objective has been attained with respect to particular Options, such Options shall not be considered to have vested unless and until the Optionee has satisfied the Time-Based Vesting Criteria applicable to such Options.

(c) Age 65. Notwithstanding anything to the contrary set forth in the Plan, if the Optionee is employed in the European Economic Area as of the Date of Grant (“EU Optionee”), (1) the Plan provisions providing that options held by an optionee upon retirement after age 65 will remain outstanding and continue to vest and be exercisable until the earlier of the fifth anniversary of retirement or the expiration of the award shall not apply to any of the Options awarded pursuant to this Agreement, and (2) with respect to the Options awarded pursuant to this Agreement, the definition of “Early Retirement” for purposes of the Plan and this Agreement shall be modified to read as follows: “Early Retirement’ means an employee voluntarily ceases to be an Employee and the Committee determines that the cessation constitutes Retirement for purposes of this Plan. In deciding whether a termination of employment is an Early Retirement, the Committee need not consider the definition under any other

Company benefit plan.” For the avoidance of doubt, the attainment of age 65 by an EU Optionee shall confer no rights or benefits with respect to the Options awarded pursuant to this Agreement, and Section 5(e) of this Agreement shall not apply to Options granted under this Agreement to an EU Optionee. The parties to this Agreement expressly acknowledge that this Section 2(c) supersedes any conflicting provisions in the Plan.

(d) Fractional Shares. The Company will not issue fractional shares of Common Stock upon the exercise of an Option. Any fractional share will be rounded up and issued to the Optionee in a whole share.

3. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan and this Agreement.

(b) Method and Time of Exercise. This Option shall be exercisable by any method made available from time to time by the external third party administrator of the Option awards. An exercise may be made with respect to whole Shares only, and not for a fraction of a Share. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Committee may require the Optionee to take any reasonable action in order to comply with any such rules or regulations. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.

(c) Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon exercise of an Option, the Committee may require that the Optionee agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. The Committee may also require the Optionee to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Optionee acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.

4. Method of Payment. Unless the Committee consents otherwise, payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash, delivered to the external third party administrator of the Option awards in any methodology permitted by such third party administrator;

(b) payment under a cashless exercise program approved by the Company or through a broker-dealer sale and remittance procedure pursuant to which the Optionee (i) shall provide written instructions to a licensed broker acceptable to the Company and acting as agent for the Optionee to effect the immediate sale of some or all of the purchased Shares and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares and (ii) shall provide written direction to the Company to deliver the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(c) surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares.

5. Termination of Employment.

(a) General. In the event the Optionee’s active employment or other active service-providing relationship with the Company or an Eligible Subsidiary terminates for any reason (other than (1) for any Optionee, death or Early Retirement, and (2) for an Optionee employed in any country outside the European Economic Area as of the Date of Grant (“Non-EU Optionee”), Normal Retirement) whether or not in breach of applicable labor laws, all unvested Options shall be automatically forfeited by the Optionee as of the date of termination and Optionee’s right to receive options under the Plan shall also terminate as of the date of termination. The Committee shall have discretion to determine whether the Optionee has ceased to be actively employed by (or, if the Optionee is a consultant or director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. The Optionee’s active employer-employee or other active service-providing relationship will not be extended by any notice period mandated under applicable law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to applicable law) and in the event of an Optionee’s termination of employment (whether or not in breach of applicable labor laws), Optionee’s right to exercise any Option after termination of employment, if any, shall be measured by the date of termination of active employment or service and shall not be extended by any notice period mandated under applicable law. Unless the Committee provides otherwise (1) termination of the Optionee’s employment will include instances in which the Optionee is terminated and immediately rehired as an independent contractor, and (2) the spin-off, sale, or disposition of the Optionee’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Optionee’s employer no longer constitutes an Eligible Subsidiary will constitute a termination of employment or service.

(b) General Termination Rule. In the event the Optionee’s employment with the Company or an Eligible Subsidiary terminates for any reason (other than (i) in the case of any Optionee, death, Disability, Early Retirement or Gross Misconduct, (ii) in the case of any Non-EU Optionee, Normal Retirement), whether or not in breach of applicable labor laws, the Optionee shall have a period of 90 days, commencing with the date the Optionee is no longer actively employed, to exercise the vested portion of any outstanding Options, subject to the Expiration Date of the Option. However, if the exercise of an Option following Optionee’s termination of employment (to the extent such post-termination exercise is permitted under Section 11(a) of the Plan) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option will terminate upon the later of (i) thirty (30) days after such exercise becomes covered by an effective registration statement, or (ii) the end of the original post-termination exercise period, but in no event may an Option be exercised after the Expiration Date of the Option.

(c) Death. Upon Optionee’s death prior to termination of employment, all unexpired Options shall become fully exercisable and may be exercised for a period of twelve (12) months thereafter (subject to the Expiration Date of the Option) by the personal representative of the Optionee’s estate or any other person to whom the Option is transferred under a will or under the applicable laws of descent and distribution.

(d) Disability. In the event the Optionee’s employment with the Company or an Eligible Subsidiary terminates by reason of the Optionee’s Disability, all unvested Options shall be automatically forfeited by the Optionee as of the date of termination and the Optionee shall have until the first anniversary of the Optionee’s termination of employment for Disability (subject to the Expiration Date of the Option) to exercise the vested portion of any outstanding Options.

(e) Normal Retirement. In the event any Non-EU Optionee voluntarily terminates his or her employment with the Company or an Eligible Subsidiary at or after reaching age 65, the Non-EU Optionee’s Options shall remain outstanding and shall continue to vest (as to both the Performance Objective and Time-Based Vesting Criteria, as applicable) and subject to satisfaction of all applicable Vesting Conditions may be exercised up until the fifth anniversary of the Normal Retirement date (or if earlier, up until the Expiration Date of the Option).

(f) Early Retirement. In the event the Optionee voluntarily terminates his or her employment with the Company or an Eligible Subsidiary and the Committee determines that the cessation of Optionee’s employment constitutes Early Retirement, the Optionee’s Options shall remain outstanding and shall continue to vest (as to both the Performance Objective and Time-Based Vesting Criteria, as applicable) and subject to satisfaction of all applicable Vesting Conditions may be exercised up until the fifth anniversary of the Early Retirement date (or if earlier, up until the Expiration Date of the Option). The Optionee acknowledges and agrees that the grant of Early Retirement treatment is in the sole and absolute discretion of the Committee and that the Committee in its sole and absolute discretion may grant Early Retirement treatment with respect to all, a specified portion, or none of the Optionee’s Options.

(g) Gross Misconduct. If the Optionee’s employment with the Company or an Eligible Subsidiary is terminated for Gross Misconduct, the Optionee’s unexercised Options shall terminate immediately as of the time of termination, without consideration. The Optionee acknowledges and agrees that the Optionee’s termination of employment shall also be deemed to be a termination of employment by reason of the Optionee’s Gross Misconduct if, after the Optionee’s employment has terminated, facts and circumstances are discovered or confirmed by the Company that would have justified a termination for Gross Misconduct.

(h) Violation of Post-Employment Covenant. To the extent that any of the Optionee’s Options remain outstanding under the terms of the Plan or this Agreement after termination of the Optionee’s employment with the Company or an Eligible Subsidiary, such Options shall nevertheless expire as of the date the Optionee violates any covenant not to compete or other post-employment covenant that exists between the Optionee on the one hand and the Company or any subsidiary of the Company, on the other hand.

(i) Substantial Corporate Change. Upon a Substantial Corporate Change, the Optionee’s outstanding Options will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of the Options, or the substitution for such Options of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Options will continue in the manner and under the terms so provided.

6. Non-Transferability of Option; Term of Option.

(a) Unless the Committee determines otherwise in advance in writing, this Option may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee and/or by his or her duly appointed guardian. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Optionee.

(b) Notwithstanding any other term in this Agreement, this Option may be exercised only prior to the Expiration Date set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

7. Amendment of Option or Plan.

(a) The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. Optionee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company’s Board may amend, modify or terminate the Plan or any Option in any respect at any time; provided, however, that modifications to this Agreement or the Plan that materially and adversely affect the Optionee’s rights hereunder can be made only in an express written contract signed by the Company and the Optionee. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement and Optionee’s rights under outstanding Options as it deems necessary or advisable, in its sole discretion and without the consent of the Optionee, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of Options.

(b) The Optionee acknowledges and agrees that the Committee may in its sole discretion reduce or eliminate the Optionee’s unvested Options if the Optionee changes classification from a full-time employee to a part-time employee.

8. Tax Obligations.

(a) Withholding Taxes. Regardless of any action the Company or any Subsidiary employing the Optionee (the “Employer”) takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), the Optionee acknowledges that the ultimate liability for all Tax Related Items associated with the Option is and remains the Optionee’s responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax Related Items. Further, if Optionee has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer (in its sole discretion) to satisfy all withholding and payment on account obligations for Tax Related Items of the Company and/or the Employer. In this regard, the Optionee authorizes the Company and the Employer, or either of them, in such entity’s sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Optionee (with respect to the Option granted hereunder as well as any equity awards previously received by the Optionee under any Company stock plan) by one or a combination of the following: (i) requiring the Optionee to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii) withholding cash from the Optionee’s wages or other compensation payable to the Optionee by the Company and/or the Employer; (iii) accepting from the Optionee the delivery of unencumbered Shares; (iv) withholding from the proceeds of a broker-dealer sale and remittance procedure as described in Section 4(b) above; or (v) withholding in Shares otherwise issuable to the Optionee, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount (or if there is no minimum statutory withholding amount, such amount as may be necessary to avoid adverse accounting treatment) using the Fair Market Value of the Shares on the date of the relevant taxable event. Optionee shall pay to the Company or the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of the Optionee’s participation in the Plan or the Optionee’s purchase of Shares that are not satisfied by any of the means previously described. For the avoidance of doubt, in no event will the Company and/or the Employer withhold more than the minimum amount of Tax Related Items required by law (or if there is no minimum statutory withholding amount, such amount as may be necessary to avoid adverse accounting treatment), nor shall any Optionee have the right to require the Company and/or the Employer to withhold more than such amount. The Company may refuse to honor the exercise and refuse to deliver the Shares to the Optionee if the Optionee fails to comply with Optionee’s obligations in connection with the Tax Related Items as described in this Section.

(b) Code Section 409A. Payments made pursuant to this Plan and the Agreement are intended to qualify for an exemption from or comply with Section 409A. Notwithstanding any provision in the Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all Options granted to Optionees who are United States taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the Plan or the Options shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any Options granted thereunder. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Optionee by Section 409A, and the Optionee shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.

Notwithstanding anything to the contrary in this Agreement, these provisions shall apply to any payments and benefits otherwise payable to or provided to the Optionee under this Agreement. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Optionee’s “separation from service” (as defined for purposes of Section 409A)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

If the Optionee is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (i) the first day of the seventh month following the Optionee’s separation from service, or (ii) the Optionee’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Optionee’s separation from service.

9. Rights as Shareholder. Until all requirements for exercise of the Option pursuant to the terms of this Agreement and the Plan have been satisfied, the Optionee shall not be deemed to be a shareholder or to have any of the rights of a shareholder with respect to any Shares.

10. No Employment Contract. Nothing in the Plan or this Agreement constitutes an employment contract between the Company and the Optionee and this Agreement shall not confer upon the Optionee any right to continuation of employment with the Company or any of its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or any of its Subsidiaries right to terminate the Optionee’s employment at any time, with or without cause (subject to any employment agreement an Optionee may otherwise have with the Company or a Subsidiary thereof and/or applicable law).

11. Board Authority. The Board and/or the Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any Options have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon Optionee, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether optionees are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

12. Headings. The captions used in this Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the Option for construction and interpretation.

13. Electronic Delivery.

(a) If the Optionee executes this Agreement electronically, for the avoidance of doubt Optionee acknowledges and agrees that his or her execution of this Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. Optionee acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Agreement.

(b) If the Optionee executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.

(c) If Optionee executes this Agreement multiple times (for example, if the Optionee first executes this Agreement in electronic form and subsequently executes the Agreement in paper form), the Optionee acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single grant of Options relating to the number of Shares set forth in the Notice of Stock Option Grant and (ii) this Agreement shall be effective as of the earliest execution of this Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.

(d) The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the Option, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Optionee pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Optionee hereby consents to receive such documents by electronic delivery. At the Optionee’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Optionee.

14. Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan and in the Company’s Amended 1998 Plan.

Optionee understands that the Company and the Employer may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Option or any other option or other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan and/or the Amended 1998 Plan (“Data”). Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and/or the Amended 1998 Plan, that these recipients may be located in Optionee’s country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than Optionee’s country. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan and/or in the Amended 1998 Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon exercise of the Option or any other option or other entitlement to Shares.

Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee understands that Data shall be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and/or the Amended 1998 Plan, and he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Optionee understands, however, that refusing or withdrawing such consent may affect his or her ability to participate in the Plan and/or the Amended 1998 Plan. In addition, Optionee understands that the Company and its Subsidiaries have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding Optionee’s withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

15. Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the Option or hereunder, or the rights, duties or liabilities created hereby.

16. Agreement Severable. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

17. Governing Law and Venue. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to this Option, this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of New Castle County, or the United States Federal court for the District of Delaware.

18. Nature of Option. In accepting the Option, Optionee acknowledges and agrees that:

(a) the award of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, benefits in lieu of options or other equity awards, even if options have been granted repeatedly in the past;

(b) all decisions with respect to future equity awards, if any, shall be at the sole discretion of the Company;

(c) Optionee’s participation in the Plan is voluntary;

(d) the Option is an extraordinary item that (i) does not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and (ii) is outside the scope of Optionee’s employment or service contract, if any;

(e) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

(f) the Option and Optionee’s participation in the Plan shall not be interpreted to form an employment or service contract with the Company or any Subsidiary of the Company;

(g) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h) if the Shares do not increase in value, the Option will have no value;

(i) if Optionee exercises the Option and obtains Shares, the value of the Shares obtained upon exercise may increase or decrease in value, even below the Exercise Price;

(j) in consideration of the award of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option, or Shares purchased through the exercise of the Option, resulting from termination of Optionee’s employment or continuous service by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of applicable labor laws and whether or not later found to be invalid) and in consideration of the grant of the Option, Optionee irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing/electronically accepting the Agreement, Optionee shall be deemed irrevocably to have waived Optionee’s entitlement to pursue or seek remedy for any such claim;

(k) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the underlying Shares; and

(l) Optionee is hereby advised to consult with Optionee’s own personal tax, legal and financial advisors regarding Optionee’s participation in the Plan before taking any action related to the Plan.

19. Language. If Optionee has received this Agreement, the Plan or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by applicable law.

20. Addendum. The Option shall be subject to the special terms and provisions (if any) set forth in the Addendum A to this Agreement for Optionee’s country of residence. Moreover, if Optionee relocates to one of the countries included in the Addendum A, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the Option. Addendum A constitutes part of this Agreement. In addition, the Company reserves the right to impose other requirements on the Option and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in adverse accounting expense to the Company, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. Recoupment. The Options granted pursuant to this Agreement are subject to the terms of the Danaher Corporation Recoupment Policy as it exists from time to time (a copy of the Recoupment Policy as it exists from time to time is available on Danaher’s internal website) (the “Policy”) and to the terms required by applicable law, if and to the extent such Policy or applicable law by its terms applies to the Options; and the terms of the Policy are incorporated by reference herein and made a part hereof.

22. Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to Optionee regarding certain events relating to awards that the Optionee may have received or may in the future receive under the 1998 Plan and/or the Plan, such as notices reminding Optionee of the vesting or expiration date of certain awards. Optionee acknowledges and agrees that (1) the Company has no obligation (whether pursuant to this Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to Optionee the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its affiliates and the third party stock plan administrator have no liability for, and the Optionee has no right whatsoever (whether pursuant to this Agreement or otherwise) to make any claim against the Company, any of its affiliates or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Optionee as a result of the Company’s failure to provide any such notices or Optionee’s failure to receive any such notices.

23. Consent and Agreement With Respect to Plans. Optionee (1) acknowledges that the Plan and the prospectus relating thereto are available to Optionee on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan; (3) accepts this Option subject to all of the terms and provisions thereof; (4) consents and agrees to all amendments that have been made to the Plan since it was adopted in 2007 (and for the avoidance of doubt consents and agrees to each amended term reflected in the Plan as in effect on the date of this Agreement), and consents and agrees that all options and restricted stock units, if any, held by Optionee that were previously granted under the Plan as it has existed from time to time are now governed by the Plan as in effect on the date of this Agreement (except to the extent the Committee has expressly provided that a particular Plan amendment does not apply retroactively); and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

In addition, in consideration of the Option and by signing/electronically accepting this Agreement, the Optionee agrees as follows with respect to any stock options or restricted stock units held by Optionee that were previously granted under the Company’s 1998 Stock Option Plan as it has existed from time to time: the Optionee (1) acknowledges that the Company’s Board of Directors approved an amended version of the 1998 Stock Option Plan in July 2009 and that the amended version of the 1998 Stock Option Plan (the “Amended 1998 Plan”) and the prospectus relating thereto are available to Optionee on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read the Amended 1998 Plan and the prospectus relating thereto and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice and fully understands all provisions of the Amended 1998 Plan; (3) consents and agrees to the Amended 1998 Plan (and for the avoidance of doubt consents and agrees to each amended term reflected in the Amended 1998 Plan); (4) consents and agrees that all options and restricted stock units, if any, held by Optionee that were previously granted under the 1998 Stock Option Plan as it has existed from time to time are now governed by the Amended 1998 Plan as in effect on the date of this Agreement; and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Amended 1998 Plan. Optionee further agrees to notify the Company upon any change in his or her residence address.

[If the Agreement is signed in paper form, complete and execute the following:]

OPTIONEE	DANAHER CORPORATION

Signature	Signature

Print Name	Print Name

Title

Residence Address

ADDENDUM A

This Addendum includes additional terms and conditions that govern the Option granted to Optionee if Optionee resides in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Notice of Stock Option Grant, the Agreement or the Plan.

This Addendum may also include information regarding exchange controls and certain other issues of which Optionee should be aware with respect to Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws concerning Options in effect as of June 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Optionee not rely on the information noted herein as the only source of information relating to the consequences of Optionee’s participation in the Plan as the information may be out of date at the time Optionee exercises the Option or sells Shares acquired under the Plan.

In addition, this Addendum is general in nature and may not apply to Optionee’s particular situation, and the Company is not in a position to assure Optionee of any particular result. Accordingly, Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in Optionee’s country apply to Optionee’s specific situation.

If Optionee resides in a country but is considered a citizen or resident of another country for purposes of the country in which Optionee resides, the information contained in this Addendum may not be applicable to Optionee.

OPTIONEES IN CHINA, ISRAEL, ITALY, SWITZERLAND, AND VIETNAM

Method of Exercise

Optionee acknowledges that due to regulatory requirements, and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, Optionees residing in mainland China, Israel, Italy, Switzerland and Vietnam will be restricted to the cashless sell-all method of exercise with respect to their Options. To complete a cashless sell-all exercise, Optionee understands that Optionee needs to instruct the broker to: (i) sell all of the purchased Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to Optionee. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise, cashless sell-to-cover exercise or any other method of exercise and payment deemed appropriate by the Company.

OPTIONEES IN ARGENTINA

Securities Law Notice

Optionee understands that neither the grant of the Option nor the purchase of Shares constitute a public offering as defined by the Law 17,811, or any other Argentine law. The offering of the Option is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.

Labor Law Acknowledgement

Any benefits awarded under the Plan accrue no more frequently than on an annual basis. In addition, Optionee acknowledges that the grant is made by the Company on behalf of Optionee’s local employer.

OPTIONEES IN AUSTRALIA

Securities Law Notice

If Optionee acquires Shares pursuant to the Option and offers his or her Shares for sale to a person or entity resident in Australia, Optionee’s offer may be subject to disclosure requirements under Australian law. Optionee should obtain legal advice on his or her disclosure obligations prior to making any such offer.

OPTIONEES IN BELGIUM

Terms and Conditions

Options granted to Optionees in Belgium shall not be accepted by Optionee earlier than the 61st day following the Offer Date. The Offer Date is the date on which the Company notifies Optionee of the material terms and conditions of the Option grant. Any acceptance given by Optionee before the 61st day following the grant date shall be null and void.

OPTIONEES IN CANADA

Consent to Receive Information in English for Optionees in Quebec

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy

Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Optionee further authorizes the Company and its Subsidiaries and affiliates, and any stock plan service provider that may be selected by the Company, to assist with the Plan to disclose and discuss the Plan with their respective advisors. Optionee further authorizes the Company and its Subsidiaries and affiliates to record such information and to keep such information in his or her employee file.

OPTIONEES IN CHILE

Securities Law Notice

Neither the Company nor Shares underlying the Option are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

OPTIONEES IN CHINA

Exchange Control Notice Applicable to Optionees who are PRC Nationals

Optionee understands that, except as otherwise provided herein, his or her Options can be exercised only by means of the cashless sell-all method, under which all Shares underlying the option are immediately sold upon exercise.

In addition, Optionee understands and agrees that, pursuant to local exchange control requirements, Optionee is required to repatriate the cash proceeds from the cashless sell-all method of exercise of options, (i.e., the sale proceeds less the Exercise Price and any administrative fees). Optionee agrees that the Company is authorized to instruct its designated broker to assist with the immediate sale of such shares (on Optionee’s behalf pursuant to this authorization), and Optionee expressly authorizes such broker to complete the sale of such shares. Optionee acknowledges that the Company’s broker is under no obligation to arrange for the sale of the shares at any particular price. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

In addition, Optionee understands and agrees that the cash proceeds from the exercise of his or her options, (i.e., the proceeds of the sale of the shares underlying the Options, less the Exercise Price and any administrative fees) will be repatriated to China. Optionee further understands that, under local law, such repatriation of the cash proceeds may be effectuated through a special foreign exchange control account to be approved by the local foreign exchange administration, and Optionee hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan, net of the Exercise Price and administrative fees, may be transferred to such special account prior to being delivered to Optionee. The proceeds, net of Tax-Related Items, may be paid to Optionee in U.S. Dollars or local currency at the Company’s discretion. In the event the proceeds are paid to Optionee in U.S. Dollars, Optionee understands that he or she will be required to set up a U.S. Dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. In addition, Optionee understands and agrees that Optionee will be responsible for converting the proceeds into Renminbi Yuan at Optionee’s expense.

If the proceeds are paid to Optionee in local currency, Optionee agrees to bear any currency fluctuation risk between the time the shares are sold and the time the sale proceeds are distributed through any such special exchange account.

Notwithstanding the foregoing, if Optionee is a PRC national and a citizen of another country or a valid green card holder, the provisions set forth above with respect to PRC nationals shall not apply.

Exchange Control Notice Applicable to Optionees in the PRC

Optionee understands that exchange control restrictions may limit Optionee’s ability to access and/or convert funds received under the Plan, particularly if these amounts exceed US$50,000. Optionee should confirm the procedures and requirements for withdrawals and conversions of foreign currency with his or her local bank prior to option exercise.

Optionee agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the Peoples’ Republic of China.

OPTIONEES IN FRANCE

Consent to Receive Information in English

By accepting the Options, Optionee confirms having read and understood the Plan, the Notice of Grant, the Agreement and this Addendum, including all terms and conditions included therein, which were provided in the English language. Optionee accepts the terms of those documents accordingly.

Consentement afin de Recevoir des Informations en Anglais

En acceptant les Droits sur les Actions, le Bénéficiaire confirme qu’il ou qu’elle a lu et compris le Plan, la Notification d’Attribution, le Contrat et les Annexes, inclus tous les termes et conditions y relatifs, qui sont produits en langue anglaise. Le Bénéficiaire accepte les termes de ces documents en conséquence.

OPTIONEES IN HONG KONG

Securities Law Notice

The grant of Options and the Shares issued upon exercise of the Options do not constitute a public offer of securities and are available only to eligible Employees.

Please be aware that the contents of the Notice of Grant, the Agreement, including this Addendum, and the Plan have not been reviewed by any regulatory authority in Hong Kong. Optionee is advised to exercise caution in relation to the grant of Options. If Optionee is in any doubt about any of the contents of this Agreement, including this Addendum, or the Plan, Optionee should obtain independent professional advice.

OPTIONEES IN INDIA

Exchange Control Notice

To the extent required by law, Optionee must repatriate to India foreign currency that is due or has accrued (either by way of dividend or sales proceeds) and convert such amounts to local currency within a reasonable period of time (but not later than 90 days after receipt). If required by law, Optionee also must obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where Optionee deposited the foreign currency and Optionee must deliver a copy of the FIRC to the Employer.

Because exchange control regulations can change frequently and without notice, Optionee should consult his or her personal legal advisor before selling Shares to ensure compliance with current regulations. It is Optionee’s responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Optionee’s failure to comply with applicable local laws.

OPTIONEES IN IRELAND

Director Notification

If Optionee is a director, shadow director or secretary of an Irish Subsidiary of the Company, he or she is subject to certain notification requirements under Section 53 of the Companies Act, 1990. Among these requirements is Optionee’s obligation to notify the Irish Subsidiary in writing when he or she receives an interest (e.g., Options) in the Company and advise them of the number and class of Shares or rights to which the interest relates. This notification requirement also applies to any rights acquired by Optionee’s spouse or minor children (under the age of 18).

OPTIONEES IN ITALY

Plan Document Acknowledgement

In accepting the Option, Optionee acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Addendum.

Optionee further acknowledges that he or she has read and specifically and expressly approves the following paragraphs of the Agreement: Tax Obligations; No Employment Contract; Nature of Grant; Language; Governing Law and Venue; and the Data Privacy paragraph included in this Addendum.

OPTIONEES IN KOREA

Exchange Control Notice

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the sale proceeds back to Korea within eighteen months of the sale.

If Optionee remits funds to purchase Shares, the remittance must be “confirmed” by a foreign exchange bank in Korea. To receive the confirmation, Optionee should submit the following to the foreign exchange bank: (i) a prescribed form application; (ii) the Agreement, Notice of Stock Option Gant and any other Plan documents received; and (iii) certificate of employment with the local employer. Optionee should check with the bank to determine whether there are any additional requirements.

OPTIONEES IN MEXICO

Labor Law Acknowledgement

These provisions supplement the labor law acknowledgement contained in the Agreement:

By accepting the Options, Optionee acknowledges that he or she understands and agrees that: (i) the Option is not related to the salary and other contractual benefits granted to Optionee by the Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement

The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C., 20037 United States of America, is solely responsible for the administration of the Plan and participation in the Plan and, in Optionee’ case, the acquisition of Shares does not, in any way establish an employment relationship between Optionee and the Company since Optionee is participating in the Plan on a wholly commercial basis and the sole employer is the Subsidiary employing Optionee, as applicable, nor does it establish any rights between Optionee and the Employer.

Plan Document Acknowledgment

By accepting the Option grant, Optionee acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, Optionee further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the Nature of Grant, Section 15 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the Shares underlying the Option.

Finally, Optionee hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral

Estas disposiciones complementan el reconocimiento de la ley laboral contenida en el Acuerdo:

Por medio de la aceptación de la Opción, quien tiene la opción manifiesta que entiende y acuerda que: (i) la Opción no se encuentra relacionada con el salario ni con otras prestaciones contractuales concedidas al que tiene la opción por parte del patrón; y (ii) cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.

Declaración de Política

La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.

La Compañía, con oficinas registradas ubicadas en 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C., 20037, United States of America, es la única responsable de la administración del Plan y de la participación en el mismo y, en el caso del que tiene la opción, la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el que tiene la opción y la Compañía, ya que la participación en el Plan por parte del que tiene la opción es completamente comercial y el único patrón es la Subsidiaria que esta contratando al que tiene la opción, en caso de ser aplicable, así como tampoco establece ningún derecho entre el que tiene la opción y el patrón.

Reconocimiento del Plan de Documentos

Por medio de la aceptación de la Opción, el que tiene la opción reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, el que tiene la opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Naturaleza del Otorgamiento, Apartado 15 del Acuerdo, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus Subsidiarias no son responsables por cualquier detrimento en el valor de las Acciones en relación con la Opción.

Finalmente, por medio de la presente quien tiene la opción declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

OPTIONEES IN THE NETHERLANDS

Labor Law Acknowledgment

By accepting the Option, Optionee acknowledges that: (i) the Option is intended as an incentive for the Optionee to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the Option is not intended to replace any pension rights or compensation.

Securities Law Information

Optionee should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued upon exercise of the Option. In particular, Optionee may be prohibited from effectuating certain transactions if he or she has inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of the Company or a subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, an Optionee working at a subsidiary or affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she has such inside information.

If Optionee is uncertain whether the insider-trading rules apply to him or her, then the Optionee should consult with his or her personal legal advisor.

OPTIONEES IN RUSSIA

Exchange Control Information

If Optionee remits funds out of Russia to purchase Shares, the funds must be remitted from a foreign currency account in Optionee’s name at an authorized bank in Russia. This requirement does not apply if Optionee uses a cashless exercise such that all or part of the shares subject to the Option will be sold immediately upon exercise and the proceeds of sale remitted to the Company to cover the Option exercise price for the purchased shares and any withholding taxes because, in this case, there is no remittance of funds out of Russia.

Regardless of what method of exercise is used to purchase Shares, Optionee must repatriate the proceeds from the sale of shares and any dividends received in relation to the shares to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to Optionee through a foreign currency account opened in Optionee’s name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing; and (iv) the Russian tax authorities must be given notice of the account balances of such foreign accounts as of the beginning of each calendar year.

Securities Law Notice

Optionee acknowledges that the Agreement, the grant of the Option, the Plan and all other materials Optionee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Optionee acknowledges that he or she may hold Shares issued upon exercise of the Option in Optionee’s account with the Company’s third party administrator in the U.S. However, in no event will Shares issued to Optionee under the Plan be delivered to Optionee in Russia.

Optionee is not permitted to sell shares acquired under the Plan directly to a Russian legal entity or resident.

OPTIONEES IN SINGAPORE

Securities Law Notice

The grant of the Option is being made on a private basis and is, therefore, exempt from registration in Singapore.

Director Notification

If Optionee is a director of a Singapore Subsidiary of the Company, Optionee must notify the Singapore Subsidiary in writing within two days of Optionee receiving or disposing of an interest (e.g., Options, Shares) in the Company or any Subsidiary or within two days of becoming a director if such an interest exists at the time. This notification alert also applies to an associate director of the Singapore Subsidiary and to a shadow director of the Singapore Subsidiary (i.e., an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control so that the board of directors of the Singapore Subsidiary acts in accordance with the “directions and instructions” of the individual).

OPTIONEES IN SPAIN

Nature of Plan

This provision supplements Section 18 of the Agreement. In accepting the grant, Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

Optionee understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant Options under the Plan to individuals who may be Employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or Subsidiary on an ongoing basis. Consequently, Optionee understands that the Option is granted on the assumption and condition that the Option and the Shares issued upon exercise of the Option shall not become a part of any employment contract (either with the Company or a Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Optionee understands that the grant of the Option would not be made to Optionee but for the assumptions and conditions referred to above; thus, Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Option grant shall be null and void.

Exchange Control Notice

When receiving foreign currency payments derived from the ownership of Shares (i.e., as a result of the sale of the Shares), Optionee must inform the financial institution receiving the payment, the basis upon which such payment is made. Optionee will need to provide the institution with the following information: (i) his or her name, address, and fiscal identification number; (ii) the name and corporate domicile of Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

If Optionee wishes to import the ownership title of the Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the Dirección General de Política Comercial e Inversiones Exteriores.

To participate in the Plan, Optionee must comply with exchange control regulations in Spain that require that the purchase of Shares be declared for statistical purposes. If a Spanish financial institution executes the transaction, the institution will automatically make the declaration on Optionee’s behalf; otherwise, it is Optionee’s responsibility to make the declaration. In addition, Optionee must file a declaration of ownership of foreign securities each January.

OPTIONEES IN SWITZERLAND

The grant of Options is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.

OPTIONEES IN TAIWAN

Exchange Control Notice

Optionees may acquire foreign currency, and remit the same out of Taiwan, up to US$5 million per year without justification. When remitting funds for the purchase of Shares pursuant to the Plan, such remittances should be made through an authorized foreign exchange bank. In addition, if Optionee remits TWD$500,000 or more in a single transaction, he or she must submit a Foreign Exchange Transaction Form to the remitting bank. If the transaction amount is US$500,000 or more in a single transaction, Optionee also must provide supporting documentation to the satisfaction of the remitting bank.

OPTIONEES IN THAILAND

Exchange Control Notice

Optionee must immediately repatriate the proceeds from the sale of Shares and any cash dividends received in relation to the Shares to Thailand and convert the funds to Thai Baht within 360 days of receipt. If the repatriated amount is U.S. $20,000 or more, Optionee must report the inward remittance by submitting the Foreign Exchange Transaction Form to an authorized agent, i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency.

OPTIONEES IN THE UNITED KINGDOM

The following replaces Section 8(a) of the Agreement in its entirety:

(a) Withholding Taxes. Regardless of any action the Company or any Subsidiary employing Optionee (the “Employer”) take with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting, exercise, release or assignment of any Option (the “Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax Related Items associated with the Option is and remains Optionee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax Related Items. Further, if Optionee has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

As a condition of the issuance of Shares upon exercise of the Option, the Company and/or the Employer shall be entitled to withhold and Optionee agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, in its sole discretion and to the extent permitted under local law, to satisfy the obligations with regard to all Tax Related Items legally payable by Optionee by one or a combination of the following: (i) require Optionee to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii)

withholding cash from Optionee’s wages or other compensation payable to Optionee by the Company and/or the Employer; (iii) withholding from the proceeds of a broker-dealer sale and remittance procedure as described in Section 4(b) above; or (iv) withholding in Shares otherwise issuable to Optionee, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount or such other amount as may be necessary to avoid adverse accounting treatment using the Fair Market Value of the Shares on the date of the relevant taxable event.

Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the event giving rise to the Tax-Related Items (the “Chargeable Event”) that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event (the “Due Date”), Optionee agrees that the amount of any uncollected Tax-Related Items shall (assuming Optionee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)), constitute a loan owed by Optionee to the Employer, effective on the Due Date. Optionee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this Section, the Company may refuse to deliver the Shares acquired under the Plan.